Lydall, Inc	Telephone 860-646-1233
One Colonial Road	Facsimile 860-646-4917
Manchester, CT 06042-2378	www.lydall.com

Exhibit 99.1
NewsRelease
LYDALL ANNOUNCES FINANCIAL RESULTS
FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2018

MANCHESTER, CT - NOVEMBER 5, 2018 - LYDALL, INC. (NYSE: LDL) today announced financial results for the third quarter ended September 30, 2018.

HIGHLIGHTS - Q3 2018 vs. Q3 2017

GAAP Financials

•	Net sales of $197.9 million, up $17.8 million, or 9.9%

–	Acquisitions in Q3 2018 contributed $13.4 million, or 7.4%

•	Gross margin of 17.8%, down 440 basis points

•	Operating margin of 4.9%, down 360 basis points

•	Earnings per share ("EPS") of $0.36 compared to $0.62

Non-GAAP Financial Measures*

•	Organic sales growth of 2.8%

•	Adjusted gross margin of 18.7%, down 380 basis points

•	Adjusted operating margin of 6.6%, down 290 basis points

•	Adjusted EPS of $0.54 compared to adjusted $0.61 per share

–	Increased intangibles amortization of $1.2 million, or $0.05 per share

•	Adjusted EBITDA margin of 10.8%, down 210 basis points

*Reconciliations of the Non-GAAP financial measures to Lydall’s GAAP financial results are included at the end of this release. See also “Use of Non-GAAP Financial Measures” below.

Dale G. Barnhart, President and Chief Executive Officer, stated, “Sales increased nearly 10% from third quarter 2017, led by September sales from our acquisition of Interface Performance Materials, and healthy organic growth. While we anticipated improved consolidated margins sequentially from second quarter 2018, unfavorable product mix and volume shortfalls, including tariff related reductions in China, impacted margins in the Performance Materials segment. The expected volume recovery from a supplier fire in the second quarter was lower than expected, resulting in lower sales and margins in our Thermal Acoustical Solutions segment. Also, increased raw material costs contributed to lower than expected margins in the third quarter of 2018.

"The Interface acquisition, which closed on August 31, 2018, contributed $11.8 million to the top line during the quarter, which was in line with expectations. The transaction further advances Lydall’s engineered materials offering in new markets using manufacturing technologies that are core to our business. While early on, we are very pleased with the progress being made on the integration."

Q3 2018 Results

Net sales increased by $17.8 million, or 9.9%, to $197.9 million, compared to $180.0 million in the third quarter of 2017. Acquisitions in the third quarter of 2018 increased Performance Materials ("PM") segment net sales by $13.4 million, which was partially offset by a decline in organic sales of 3.8% primarily due to lower sales in the legacy product insulation and cryogenic markets. The Thermal Acoustical Solutions segment ("TAS") reported organic sales growth of 3.3% from increased global parts sales, while the Technical Nonwovens ("TNW") segment realized 1.6% organic sales growth led by improved demand for industrial filtration products primarily in the European market.

Gross margin was 17.8%, compared to 22.2% in the third quarter of 2017. TAS segment gross margin negatively impacted consolidated gross margin by approximately 300 basis points compared to the third quarter of 2017 with the remaining decrease coming primarily from the Technical Nonwovens segment. The TAS reduction was due to increased labor and variable overhead expenses of approximately 140 basis points, including outsourcing, expedited freight and overtime, primarily associated with new product launch activity. Also, commodity inflation and tariffs, primarily aluminum, contributed approximately 110 basis points with the remainder of the reduction primarily from lower customer pricing. The reduction in TNW segment gross margin was principally driven by commodity inflation, mix and costs associated with their on-going restructuring program. The PM segment had minimal impact on consolidated gross margin, but included approximately 70 basis points of cost of sales increases due to inventory step-up on the Interface acquisition.

Operating margin was 4.9%, down 360 basis points, or 290 basis points on an adjusted basis, compared to the third quarter of 2017. Lower gross margin and adjusted gross margin were both partially offset by 90 basis points from a reduction in selling, product development and administrative expenses as a percentage of net sales. Incremental intangible assets amortization negatively impacted operating margin by 60 basis points.

Interest expense increased by $0.8 million during the quarter from new borrowings of approximately $261 million to fund the Interface acquisition.

Net income was $6.3 million, or $0.36 per diluted share, compared to $10.7 million, or $0.62 per diluted share in the third quarter of 2017. Adjusted earnings per share were $0.54, compared to $0.61 per share in the third quarter of 2017.

Liquidity

Cash was $44.1 million at September 30, 2018, compared to $59.9 million at December 31, 2017. Net cash provided by operations was $6.5 million in the third quarter of 2018 compared to $18.4 million in the third quarter of 2017. Lower operating income and working capital expansion, primarily from increased accounts receivable from higher sales, drove lower cash generation.

On August 31, 2018, in connection with the Interface acquisition, the Company amended and restated its $175 million senior secured credit agreement ("Amended Credit Agreement") and increased the available borrowing from $175 million to $450 million, added three additional lenders and extended the maturity date from July 7, 2021 to August 31, 2023.

Under the terms of the Amended Credit Agreement, the lenders provided a term loan commitment of $200 million and revolving loans of up to $250 million. The Amended Credit Agreement may be increased by an aggregate amount not to exceed $150 million through an accordion feature, subject to specified conditions. As of September 30, 2018, there was approximately $108 million of availability under the Credit Agreement.

Outlook

Mr. Barnhart concluded, “Looking forward to the final quarter of 2018, demand remains steady and we expect modest consolidated organic sales growth and improved product mix. We remain focused on the integration of Interface and resolute on margin improvement across the Company."

Conference Call

Lydall will host a conference call on November 6, 2018, at 2:00 p.m. Eastern Time to discuss results for its third quarter ended September 30, 2018 as well as general matters related to its businesses and markets. The call may be accessed at (888) 338-7142, from within the U.S., or (412) 902-4181, internationally. In addition, the audio of the call will be webcast live and will be available for replay on the Company's website at www.lydall.com in the Investor Relations' Section. A recording of the call will be available from 4:00 p.m. Eastern Time on November 6, 2018 through 11:59 p.m. Eastern Time on November 13, 2018 at (877) 344-7529, from within the U.S., or (412) 317-0088, internationally, pass code 10125699. Additional information, including a presentation outlining key financial data supporting the conference call, can be found on the Company’s website www.lydall.com under the Investors Relations’ Section.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including organic sales, adjusted gross profit, adjusted gross margin, adjusted operating income, adjusted operating margin, adjusted earnings per share, EBITDA and adjusted EBITDA. The attached financial tables address the non-GAAP measures used in this press release and reconcile non-GAAP measures to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures helps investors gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods or forecasts. Non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact, including statements about the outlook for the fourth quarter of 2018, the Company's ability to improve operational effectiveness in the TAS segment, and the integration of the Interface businesses may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future operating and financial performance of the Company based on current expectations and assumptions relating to the Company’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of words such as “believes,” “anticipates,” “may,” “should,” “will,” “plans,” “projects,” “expects,” “expectations,” “estimates,” “forecasts,” “predicts,” “targets,” “prospects,” “strategy,” “signs,” and other words of similar meaning in connection with the discussion of future operating or financial performance. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties which include, among others, worldwide economic or political changes that affect the markets that the Company’s businesses serve which could have an effect on demand for the Company’s products and impact the Company’s profitability, challenges encountered by the Company in the execution of restructuring programs, challenges encountered in the combination of the former Thermal/Acoustical Fibers and Thermal/Acoustical Metals business segments, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, changes in international trade agreements, including tariffs and trade restrictions, foreign currency volatility, swings in consumer confidence and spending, unstable economic growth, raw material pricing and supply issues, fluctuations in unemployment rates, retention of key employees, increases in fuel prices, and outcomes of legal proceedings, claims and investigations. Accordingly, the Company’s actual results may differ materially from those contemplated by these forward-looking statements. Investors, therefore, are cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Lydall’s filings with the Securities and Exchange Commission, including the risks and uncertainties identified in Part I, Item 1A - Risk Factors of Lydall’s Annual Report on Form 10-K for the year ended December 31, 2017.

These forward-looking statements speak only as of the date of this press release, and Lydall does not assume any obligation to update or revise any forward-looking statement made in this press release or that may from time to time be made by or on behalf of the Company.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut with global manufacturing operations producing specialty engineered products for the thermal/acoustical and filtration/separation markets. For more information, visit http://www.lydall.com. is a registered trademark of Lydall, Inc. in the U.S. and other countries.

-MORE-

For further information:
Brendan Moynihan
Vice President, Financial Planning and Investor Relations
Telephone 860-646-1233
Facsimile 860-646-4917
info@lydall.com
www.lydall.com

Summary of Operations
In thousands except per share data
(Unaudited)
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017 (1)	2018	2017 (1)

Net sales	$197,886	$180,041	$575,959	$520,407
Cost of sales	162,747	139,987	465,186	396,528
Gross profit	35,139	40,054	110,773	123,879

Selling, product development and administrative expenses	25,406	24,700	74,755	73,339
Operating income	9,733	15,354	36,018	50,540

Interest expense	1,505	705	2,617	2,106
Other (income) expense, net	(40)	601	(93)	1,727
Income before income taxes	8,268	14,048	33,494	46,707

Income tax expense	2,076	3,404	5,854	11,201
(Income) loss from equity method investment	(64)	(31)	$(120)	$37
Net income	$6,256	$10,675	27,760	35,469

Earnings per share:
Basic	$0.36	$0.63	$1.61	$2.08
Diluted	$0.36	$0.62	$1.60	$2.05

Weighted average number of common shares outstanding	17,216	17,055	17,189	17,028
Weighted average number of common shares and equivalents outstanding	17,349	17,267	17,339	17,270

(1)
Operating expense of $0.2 million and $0.6 million in the quarter and nine months ended September 30, 2017 was reclassified to other (income) expense, net, to give effect to the adoption of a new accounting standard related to the presentation of net periodic pension cost.

Summary of Segment Information
and Corporate Office Expenses
In thousands
(Unaudited)
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net Sales

Performance Materials Segment (1)	$41,720	$29,547	$103,647	$87,599
Technical Nonwovens Segment (2)	73,071	73,306	212,324	199,322
Thermal Acoustical Solutions (3)	88,211	84,375	279,817	255,162
Eliminations and Other (2)	(5,116)	(7,187)	(19,829)	(21,676)
Consolidated Net Sales	$197,886	$180,041	$575,959	$520,407

Operating Income

Performance Materials Segment (1)	$1,753	$3,133	$8,043	$8,725
Technical Nonwovens Segment	6,271	8,589	17,395	19,792
Thermal Acoustical Solutions (3)	7,923	10,607	29,357	40,798
Corporate Office Expenses	(6,214)	(6,975)	(18,777)	(18,775)
Consolidated Operating Income	$9,733	$15,354	$36,018	$50,540

(1)	The Performance Materials segment reports results of Interface for the period following the date of acquisition of August 31, 2018.

(2)
Included in the Technical Nonwovens segment and Eliminations and Other is $4.3 million and $6.5 million in intercompany sales to the Thermal Acoustical Solutions segment for the quarters ended September 30, 2018 and 2017, respectively, and $17.2 million and $19.5 million for the nine months ended September 30, 2018 and 2017, respectively.

(3)
Effective January 1, 2018, the Thermal/Acoustical Metals and Thermal/Acoustical Fibers operating segments were combined into a single operating segment named Thermal Acoustical Solutions.   Segment information for the quarter and nine months ended September 30, 2017 has been recast to give effect to the new segment structure.

Financial Position
In thousands except ratio data
(Unaudited)
	September 30, 2018	December 31, 2017

Cash and cash equivalents	$44,074	$59,875
Working capital	$210,450	$171,389
Total debt	$337,856	$77,190
Stockholders' equity	$377,049	$353,396
Total capitalization	$714,905	$430,586
Total debt to total capitalization	47.3%	17.9%

Cash Flows
In thousands	Quarter Ended		Nine Months Ended
(Unaudited)	September 30,		September 30,
	2018	2017	2018	2017

Net cash provided by operating activities	$6,524	$18,397	$14,498	$46,192
Net cash used for investing activities	$(273,643)	$(4,832)	$(289,781)	$(20,253)
Net cash provided by (used for) financing activities	$260,841	$(14,107)	$260,558	$(37,857)
Depreciation and amortization	$8,194	$6,608	$22,442	$19,386
Capital expenditures	$(3,736)	$(4,850)	$(20,091)	$(19,918)

Common Stock Data
	Quarter Ended September 30,
	2018	2017

High	$48.45	$58.65
Low	$39.15	$45.45
Close	$43.10	$57.30

During the third quarter of 2018, 5,247,514 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

Non-GAAP Measures
In thousands except ratio and per share data
(Unaudited)

The following tables address the non-GAAP measures used in this press release and reconcile the non-GAAP measures to the most directly comparable GAAP measures:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Net sales	$197,886	$180,041	$575,959	$520,407

Gross Profit, as reported	$35,139	$40,054	$110,773	$123,879
Inventory step-up purchase accounting adjustments	1,390	83	1,390	1,108
Automotive segments consolidation expenses	—	121	—	121
Severance expenses	—	—	—	459
TNW restructuring expenses	400	166	1,724	240
Gross Profit, adjusted	$36,929	$40,424	$113,887	$125,807

Gross Margin, as reported	17.8%	22.2%	19.2%	23.8%
Gross Margin, adjusted	18.7%	22.5%	19.8%	24.2%

Operating income, as reported	$9,733	$15,354	$36,018	$50,540
Strategic initiatives expenses	1,514	326	2,803	471
Inventory step-up purchase accounting adjustments	1,390	83	1,390	1,108
Automotive segments consolidation expenses	—	1,197	—	1,197
Severance expenses	—	—	—	987
TNW restructuring expenses	519	154	1,938	447
Operating income, adjusted	$13,156	$17,114	$42,149	$54,750

Operating margin, as reported	4.9%	8.5%	6.3%	9.7%
Operating margin, adjusted	6.6%	9.5%	7.3%	10.5%

Diluted earnings per share, reported	$0.36	$0.62	$1.60	$2.05
Strategic initiatives expenses	$0.09	$0.02	$0.16	$0.03
Inventory step-up purchase accounting adjustments	$0.08	$—	$0.08	$0.06
Severance expenses	$—	$—	$—	$0.06
TNW restructuring expenses	$0.03	$0.01	$0.11	$0.02
Automotive segments consolidation expenses	$—	$0.07	$—	$0.07
Tax effect of above adjustments	$(0.02)	$(0.03)	$(0.05)	$(0.07)
Discrete tax adjustments	$—	$(0.08)	$—	$(0.08)
Diluted earnings per share, adjusted	$0.54	$0.61	$1.90	$2.14

This press release reports adjusted results for the quarters and nine months ended September 30, 2018 and 2017, which excludes corporate strategic initiatives expenses, restructuring expenses in the Technical Nonwovens segment, severance expenses for workforce reductions in the Thermal Acoustical Solutions and Technical Nonwovens segments, expenses associated with the combination of the T/A Metals and T/A Fibers segments, purchase accounting adjustments related to inventory step-up in the Performance Materials and Technical Nonwovens segments and discrete tax adjustments.

EBITDA
In thousands except ratio data
(Unaudited)

	For the Quarters Ended September 30,
	2018	% of sales	2017	% of sales

Net income	$6,256		$10,675
Interest expense	1,505		705
Income tax expense	2,076		3,404
Depreciation and amortization	8,194		6,608
EBITDA	$18,031	9.1%	$21,392	11.9%

Strategic initiatives expenses	1,514		326
Inventory step-up purchase accounting adjustments	1,390		83
Automotive segments consolidation expenses	—		1,197
TNW restructuring expenses	519		154
EBITDA, adjusted	$21,454	10.8%	$23,152	12.9%

	For the Nine Months Ended September 30,
	2018	% of sales	2017	% of sales

Net income	$27,760		$35,469
Interest expense	2,617		2,106
Income tax expense	5,854		11,201
Depreciation and amortization	22,442		19,386
EBITDA	$58,673	10.2%	$68,162	13.1%

Strategic initiatives expenses	2,803		471
Inventory step-up purchase accounting adjustments	1,390		1,108
Automotive segments consolidation expenses	—		1,197
Severance expenses	—		987
TNW restructuring expenses	1,938		447
EBITDA, adjusted	$64,804	11.3%	$72,372	13.9%

This press release reports earnings before interest, taxes, depreciation and amortization ("EBITDA") for the quarters and nine months ended September 30, 2018 and 2017 and adjusted EBITDA which excludes corporate strategic initiatives expenses, restructuring expenses in the Technical Nonwovens segment, severance expenses for workforce reductions in the Thermal Acoustical Solutions and Technical Nonwovens segments, expenses associated with the combination of the T/A Metals and T/A Fibers segments, and purchase accounting adjustments related to inventory step-up in the Performance Materials and Technical Nonwovens segments.

Organic Sales
(Unaudited)

	Quarter Ended September 30, 2018
	Performance Materials	Technical Nonwovens	Thermal Acoustical Solutions	Consolidated
Sales growth, as reported	41.2%	(0.3)%	4.5%	9.9%
Acquisitions	45.3%	—%	—%	7.4%
Change in tooling sales	—%	—%	1.7%	0.8%
Foreign currency translation	(0.3)%	(1.9)%	(0.5)%	(1.1)%
Organic sales growth	(3.8)%	1.6%	3.3%	2.8%

	Nine Months Ended September 30, 2018
	Performance Materials	Technical Nonwovens	Thermal Acoustical Solutions	Consolidated
Sales growth, as reported	18.3%	6.5%	9.7%	10.7%
Acquisitions	15.3%	—%	—%	2.6%
Change in tooling sales	—%	—%	5.0%	2.5%
Foreign currency translation	2.6%	2.7%	2.3%	2.5%
Organic sales growth	0.4%	3.8%	2.4%	3.1%

This press release provides information regarding organic sales change, defined as net sales change excluding (1) sales from acquired businesses (2) the impact of foreign currency translation and (3) tooling sales. Management believes that the presentation of organic sales change is useful to investors because it enables them to assess, on a consistent basis, sales trends related to the Company selling products to customers, without the impact of foreign currency rate changes that are not under management's control and do not reflect the performance of the Company and management. Tooling sales are excluded because tooling revenue is not generated from selling the Company's products to customers, but rather is reimbursement from our customers for the design and production of tools used by the Company in our manufacturing processes. Tooling sales can be sporadic and may mask underlying business conditions and obscure business trends.